Exhibit 10.1

OFFER LETTER

Dear Rafael:

OCZ Technology Group, Inc. (“Company”) is pleased to offer you the position of Chief Financial Officer, reporting to me. Your anticipated start date will be no later than Monday, March 25, 2013. This offer and your employment relationship will be subject to the terms and conditions of this letter.

1.	Compensation: If you decide to join us, your initial annual base salary will be $300,000, less applicable withholdings, paid in accordance with Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion.

2.	Bonus Opportunity: You will be included in the OCZ Bonus Program. Your target bonus will be $175,000, and prorated to your date of hire. Bonus achievement will be assessed on an annual basis against performance to the Program, so there is no guarantee of payment. You must be an employee of OCZ as of the end of the corresponding fiscal year to be eligible for any payments. Additionally, you will receive a $25,000 signing bonus after completing 30 days of satisfactory employment during the next regularly scheduled payroll cycle (April 30, 2013).

3.	Equity: Subject to the Board of Director’s approval, you will be granted the following equity options and RSUs:

•

You will be granted an option to purchase 200,000 shares of the Company’s Common Stock under Company’s 2012 Equity Compensation Plan (the “Plan”) at an exercise price equal to the fair market value of that stock on the date of the grant (the “Option”). The Options will vest 25% at the end of your first year of employment and 1/36th of the remaining balance each month thereafter for an additional 36 months, for a total vesting period of 48 months.

•	You will also be granted 50,000 Restricted Stock Units at $0.00 per share. The RSUs will vest 25% each year for a total vesting period of four years, so long as you are an employee of the company.

These equity grants will be subject to the terms and conditions of the Plan and the standard equity agreements provided pursuant to the Plan.

4.	Benefits: You will also be eligible for all standard fringe benefits available to other Company employees. This includes the OCZ Technology Groups Health Benefits Package. You are eligible for enrollment upon date of hire with coverage commencing the first day of the month following your date of hire. You will begin accruing 20 days of Paid Time Off per year on your first day of employment. You will be included at the Vice President level in the OCZ Severance Plan for Management and Key Employees.

After 30 days of satisfactory employment, the company will provide two times your base salary in life insurance coverage, up to $500,000; Long-Term Disability coverage; and you will become eligible to participate in the 401k Plan in accordance with the Plan Document. OCZ Technology Group reserves the right to change or eliminate these benefits on a prospective basis at any time.

5.	No Violation of Rights of Third Parties. By accepting this offer, you represent that you are not a party to any other agreement which will interfere with your ability to fully and satisfactorily provide the services for which you are being employed by the Company. During your employment with Company, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with Company. In addition, you agree that you will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision.

6.	At-Will Employment. If you accept our offer, your employment with OCZ Technology Group will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, OCZ Technology Group may terminate the employment relationship at any time, with or without cause or advance notice. In addition, OCZ Technology Group reserves the right to modify your position, duties and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and OCZ Technology Group’s President.

7.	Contingencies. This offer is contingent upon your executing OCZ’s Proprietary Information and Inventions Agreement for new employees, signing the Arbitration Agreement in the Employee Handbook, and providing the company with the legally required proof of your identity and authorization to work in the United States within 72 hours of your first day of employment.

8.	Complete Agreement. This letter, including the Proprietary Information Agreement that you will be asked to sign upon your first day of employment, constitutes the entire agreement between you and Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and Company’s President and Chief Executive Officer.

Please indicate your acceptance of our offer of employment in the terms and conditions set forth in this letter by signing and returning this letter to Human Resources by Friday, March 22, 2013. Their fax number is 408-716-3235.

We hope your employment with OCZ Technology Group will prove mutually rewarding, and we look forward to having you join us!

Sincerely,

/s/ Ralph Schmitt

Ralph Schmitt

President and

Chief Executive Officer

I have read this offer letter in its entirety, and agree to and accept the terms and conditions of employment stated above. I understand and agree that my employment with Company is at-will.

/s/ Rafael Torres	March 22, 2013
Rafael Torres	Date